Exhibit 99.2

FOR IMMEDIATE RELEASE

ADVANCED EMISSIONS SOLUTIONS ADOPTS LIMITED DURATION STOCKHOLDER RIGHTS PLAN

HIGHLANDS RANCH, Colorado, February 2, 2015- Advanced Emissions Solutions, Inc. (Nasdaq: ADES) (the “Company”) today announced that its Board of Directors has unanimously adopted a 12-month stockholder rights plan (the “Rights Plan”) and declared a dividend of one right for each outstanding share of the Company’s common stock. The Board of Directors may terminate the Rights Plan at any time if it no longer believes that the Rights Plan is in the best interests of the Company and its stockholders.

The Company’s Board of Directors adopted the rights agreement to allow all of the Company’s stockholders to realize the full and fair value of their investment by reducing the likelihood that any person or group would gain control of the Company through open market accumulation without appropriately compensating the Company’s stockholders for such control or providing the Board and stockholders sufficient time to make informed judgments. After careful consideration and given the current circumstances of, among other things, the drop in the market price of the Company’s common stock , the Company’s Board deemed it appropriate and in the best interests of all stockholders to adopt the Rights Plan at this time.

Pursuant to the Rights Plan, the Company is issuing a dividend distribution of one purchase right (“Right”) entitling a stockholder to purchase 1/1000th of a share of a new series of preferred stock for each current share of common stock outstanding at the close of business on February 16, 2015 (the “Record Date”). Each 1/1000th of a share of preferred stock is functionally equivalent to one share of common stock. Initially, these Rights will not be exercisable until the Rights Plan has been triggered, will not be evidenced by a separate certificate, and will trade with the shares of the Company’s common stock.

Under the Rights Plan, the Rights will generally become exercisable only if a person or group becomes an “Acquiring Person” by acquiring beneficial ownership of 10% or more of the Company’s common stock. In that situation, each holder of a Right (other than the Acquiring Person) will be entitled to purchase, at the then current exercise price, additional shares of the Company’s common stock having a value of twice the exercise price of the Right. The Rights Plan exempts any Person owning 10% or more of the Company’s common stock as of the time the Rights Plan was adopted, but only for so long as such Person does not become the beneficial owner of additional shares representing 1% of the shares of common stock then outstanding.

In all cases, Rights held by an Acquiring Person whose actions trigger the Rights Plan would become void and not be exercisable. The Company’s Board of Directors may redeem the Rights for $0.01 per right at any time before an event that causes the Rights to become exercisable.

If not redeemed or otherwise exchanged, the Rights Plan is limited in duration and will expire on February 1, 2016.

Certain synthetic interests in securities created by derivative positions—whether or not such interests are considered to be ownership of the underlying common stock or are reportable on a Schedule 13D—are treated as beneficial ownership of the number of shares of Common Stock equivalent to the economic exposure created by the derivative position, to the extent actual shares of Common Stock are directly or indirectly held by counterparties to the derivatives contracts.

This summary description of the Rights Plan is intended to provide a general description only and is subject to the detailed terms and conditions of the Rights Agreement, dated as of February 1, 2015, by and between the Company and Computershare Trust Company, N.A., a federally chartered trust company, as rights agent, a copy of which will be filed as an exhibit to a Form 8-K to be filed by the Company with the U.S. Securities and Exchange Commission.

Moelis & Co LLC acted as financial advisors and Gibson, Dunn & Crutcher LLP and Fortis Law Partners, LLC served as legal counsel to the Company.

About Advanced Emissions Solutions, Inc.

Advanced Emissions Solutions, Inc. (NASDAQ:ADES) serves as the holding entity for a family of companies that provide emissions solutions to customers in the power generation and other industries.

ADA-ES, Inc. (“ADA”) supplies Activated Carbon Injection (“ACI”) systems for mercury control, Dry Sorbent Injection (“DSI”) systems for acid gases, and technology services and other offerings in support of our customers’ emissions compliance strategies. ADA’s M-Prove™ technology, which reduces emissions of mercury and other metals from PRB coal, is applied directly to coal at power plants, or offered through a licensing agreement with Arch Coal for application at their mines. In addition, we are developing technologies to advance cleaner energy, including CO2 emissions control technologies through projects funded by the U.S. Department of Energy (“DOE”) and industry participants.

Clean Coal Solutions, LLC (“CCS”), is a 42.5% owned joint venture by ADA that provides ADA’s patented Refined Coal (“RC”) CyClean™ technology to enhance combustion of and reduce emissions of NOx and mercury from coals in cyclone boilers and ADA’s patent pending M-45™ and M-45-PC™ technologies for Circulating Fluidized boilers and Pulverized Coal boilers respectively.

BCSI, LLC is a custom designer and fabricator of engineered emissions control technologies, bulk material handling equipment, bulk storage systems, water/waste water treatment equipment, and custom components. BCSI supplies Dry Sorbent Injection (“DSI”) systems for acid gas control using its technologically advanced cool, dry conditioned conveying air systems. BCSI’s technical solutions serve a wide range of industrial clients including; coal fired utilities, water treatment, wastewater, cement kilns, food processing and industrial boilers. BCSI employs engineers and trade professionals at a 190,000+sq. ft. fabrication and office facility located in McKeesport, PA.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward looking information include statements or expectations regarding risks and uncertainties, including, but not limited to, whether the Rights Plan will have its intended effect, statements about the Company’s expectations relating to the Company’s future performance and the value of an investment by stockholders in the Company. Such statements involve significant risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to economic conditions and market demand; inability to address the previously disclosed accounting matters; identification of additional material weaknesses or significant deficiencies; identification by our former auditors KPMG LLP of disagreements or additional reportable events in a letter addressed to the Securities and Exchange Commission (“SEC”) pursuant to Item 304 of Regulation S-K; failure to engage an independent accounting firm, complete the audits and re-audits and file any required restatements and periodic reports; adverse effects resulting from our common stock being delisted from NASDAQ; risks relating to the substantial costs and diversion of personnel’s attention and resources due to these matters and related litigation and other factors discussed in greater detail in our  filings with the SEC. You are cautioned not to place undue reliance on such statements and to consult our SEC filings for additional risks and uncertainties that may apply to our business and the ownership of our securities. Our forward-looking statements are presented as of the date made, and we disclaim any duty to update such statements unless required by law to do so.

Graham Mattison
Vice President, Investor Relations
(720) 889-6206 graham.mattison@adaes.com